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                                                                     Exhibit 5.1


                                   JONES DAY
        NORTH POINT     901 LAKESIDE AVENUE     CLEVELAND, OHIO 44114-1196
             TELEPHONE (216) 586-3939     FACSIMILE (216) 579-0212


                                  May 10, 2005


Park-Ohio Industries, Inc.
23000 Euclid Avenue
Cleveland, Ohio  44117

         Re: $210,000,000 8 3/8% Senior Subordinated Notes Due 2014 of Park-Ohio Industries, Inc.
                  ---------------------------------------------------------

Ladies and Gentlemen:

         We are acting as counsel to Park-Ohio Industries, Inc., an Ohio corporation (the "COMPANY"), in connection with the proposed issuance and exchange (the "EXCHANGE OFFER") of up to $210,000,000 aggregate principal amount of the Company's 8 3/8% Senior Subordinated Notes due 2014 (the "EXCHANGE NOTES") and the guarantee of the Exchange Notes (the "EXCHANGE GUARANTEES" and, together with the Exchange Notes, the "SECURITIES") registered under the Securities Act of 1933 (the "SECURITIES ACT") by Ajax Tocco Magnethermic Corporation, an Ohio corporation, ATBD, Inc., an Ohio corporation, Blue Falcon Travel, Inc., an Alabama corporation, Columbia Nut & Bolt LLC, an Ohio limited liability company, Control Transformer, Inc., an Ohio corporation, Feco, Inc., an Illinois corporation, Forging Parts & Machining Company, an Ohio corporation, GAMCO Components Group LLC, an Ohio limited liability company, Gateway Industrial Supply LLC, an Ohio limited liability company, General Aluminum Mfg. Company, an Ohio corporation, ILS Technology LLC, an Ohio limited liability company, Integrated Logistics Holding Company, an Ohio corporation, Integrated Logistics Solutions LLC, an Ohio limited liability company, Lallegro, Inc., a Delaware corporation, Lewis & Park Screw & Bolt Company, an Ohio corporation, Park Avenue Travel Ltd., an Ohio limited liability company, Park-Ohio Forged & Machined Products LLC, an Ohio limited liability company, Park-Ohio Products, Inc., an Ohio corporation, Pharmaceutical Logistics, Inc., an Ohio corporation, Pharmacy Wholesale Logistics, Inc., an Ohio corporation, PMC - Colinet, Inc., an Ohio corporation, PMC Industries Corp., an Ohio corporation, P-O Realty LLC, an Ohio limited liability company, POVI L.L.C., an Ohio limited liability company, Precision Machining Connection LLC, an Ohio limited liability company, RB&W Ltd., an Ohio limited liability company, RB&W Manufacturing LLC, an Ohio limited liability company, Red Bird, Inc., an Ohio corporation, Southwest Steel Processing LLC, an Ohio limited liability company, Summerspace, Inc., an Ohio corporation, The Ajax Manufacturing Company, an Ohio corporation, The Clancy Bing Company, a Pennsylvania corporation, Tocco, Inc., an Alabama corporation, and WB&R Acquisition Company, Inc., a Pennsylvania corporation (each a "GUARANTOR" and, collectively, the "GUARANTORS"; the Guarantors other than those incorporated


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Park-Ohio Industries, Inc.
May 10, 2005
Page 2

or organized in Alabama, the "COVERED GUARANTORS"), for an equal principal amount of the Company's outstanding 8 3/8% Senior Subordinated Notes due 2014 (the "OUTSTANDING NOTES") and the guarantee of the Outstanding Notes by the Guarantors (the "OUTSTANDING GUARANTEES" and, together with the Outstanding Notes, the "OUTSTANDING SECURITIES"). The Outstanding Securities have been, and the Securities will be, issued pursuant to an Indenture (the "INDENTURE"), dated as of November 30, 2004, among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "TRUSTEE").

         In rendering this opinion, we have examined such documents, records and matters of law we have deemed necessary. Based upon the foregoing and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

          (1) The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

          (2) The Exchange Guarantees, when they are executed and delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding Guarantees, will be validly issued by the Covered Guarantors and will constitute valid and binding obligations of the Guarantors.

         Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability relating to or affecting creditors' rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

         In rendering the foregoing opinions (i) we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein and (ii) we have assumed that the resolutions authorizing the Company and the Guarantors to issue the Securities adopted by the Company's and the Guarantors' Board of Directors or Board of Managers, as the case may be, remain in full force and effect at the time at which the Securities are issued. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions are hereby limited to, the laws of the State of New York, the Illinois Business Corporation Act of 1983, the Pennsylvania Business Corporation Law of 1988, the General Corporation Law of the State of Delaware, the Ohio Limited Liability Company Act and the Ohio General Corporation Law. We express no opinion as to the effect of the laws of any other jurisdiction.


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Park-Ohio Industries, Inc.
May 10, 2005
Page 3

         We are not admitted or qualified to practice law in the State of Alabama. Therefore, in rendering our opinions expressed herein, we have relied solely and without independent investigation upon the opinion of Bradley Arant Rose & White, LLP, a copy of which has been filed as Exhibit 5.2 to the Registration Statement on Form S-4 of the Company and the Guarantors relating to the Exchange Offer (the "REGISTRATION STATEMENT"), with respect to matters governed by the laws of the State of Alabama, including, without limitation, the valid issuance of the Exchange Guarantees by the Guarantors incorporated in the State of Alabama.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,


                                    /s/ JONES DAY